Exhibit 10.4


                       SHAREHOLDERS' AND VOTING AGREEMENT

                                  by and among

                             DOCTORS HEALTH, INC.,

                 THE BEACON GROUP III - FOCUS VALUE FUND, L.P.

                                      and

                             THE OTHER SHAREHOLDERS

                          THAT ARE SIGNATORIES HERETO

                           Dated as of July 15, 1997



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                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Section 1. Definitions........................................................1

Section 2. Methodology for Calculations.......................................7

Section 3. Corporate Governance...............................................7
                3.1. Composition of the Board.................................7
                3.2. Executive Committee; Other Committees; Subsidiaries......8
                3.3. Vacancies; Removal.......................................9
                3.4. Non-Voting Observer......................................10
                3.5. Representative...........................................10
                3.6. Board and Committee Meetings.............................10
                3.7. Directors' Indemnification...............................11
                3.8. Irrevocable Proxy........................................11
                3.9. Contractual Management Rights............................12
                3.10. Expenses................................................12
                3.11. Cooperation.............................................12
                3.12. Reincorporation.........................................12

Section 4. Restrictions on Transfers of Stock.................................12

Section 5. Management Shareholders............................................13

Section 6. Rights of First Offer..............................................21

Section 7. Tag-Along Rights...................................................23

Section 8. Drag-Along Rights..................................................24

Section 9. Issuance Rights....................................................25

Section 10. Holdback Agreement; Adjustments...................................26

Section 11. Certain Covenants.................................................26
                11.1. Financial Statements and Other Information..............26
                11.2. Restrictions............................................27
                11.4. Public Disclosures......................................29
                11.5. Additional Shareholders.................................30

Section 12. Conflicting Agreements............................................30

Section 13. Legend............................................................30

Section 14. Representations and Warranties....................................31

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Section 15. Duration of Agreement.............................................32

Section 16. Further Assurances................................................32

Section 17. Amendment and Waiver..............................................32

Section 18. Severability......................................................33

Section 19. Entire Agreement..................................................33

Section 20. Successors and Assigns............................................33

Section 21. Counterparts......................................................33

Section 22. Remedies..........................................................33

Section 23. Notices...........................................................33

Section 24. Governing Law.....................................................34

Section 25. Miscellaneous.....................................................34

Section 26. Old Shareholders Agreement........................................34

Section 27. Construction......................................................34

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                       SHAREHOLDERS' AND VOTING AGREEMENT


                  THIS SHAREHOLDERS' AND VOTING AGREEMENT is made as of July 15, 1997 by and among DOCTORS HEALTH, INC., a Maryland corporation (the "Company"), THE BEACON GROUP III - FOCUS VALUE FUND, L.P., a Delaware limited partnership ("Beacon") and each of the shareholders of the Company executing one of the signature pages attached hereto.

                             W I T N E S S E T H :

                  WHEREAS, as of the date hereof, Beacon is purchasing 2,000,000 shares of Series D Preferred Stock, par value $10.00 per share ("Series D Preferred"), of the Company pursuant to that certain Preferred Stock Purchase Agreement of even date herewith (the "Purchase Agreement");

                  WHEREAS, the Company and certain shareholders are all of the parties to that certain Amended and Restated Stockholders Agreement dated as of January 31, 1997 (the "Old Shareholders Agreement"), and each of them and Beacon has determined that it is in their best interests that the Old Shareholders Agreement be terminated and canceled and replaced in its entirety by this Agreement.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

                  Section 1. Definitions. As used herein, the following terms shall have the following meanings :

                  "Affiliate" means (i) with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) with respect to any individual, shall also mean the spouse, parent, sibling, child, step-child, grandchild, niece or nephew of such Person, or the spouse thereof.

                  "Agreement" means this Shareholders' and Voting Agreement as it may be amended, restated or modified from time to time.

                  "Beacon" has the meaning assigned to it in the Preamble.

                  "Beacon Designee" has the meaning assigned to it in Section 3.1(b).

                  "Beacon Director" has the meaning assigned to it in Section 3.1(a).

                  "Beacon Registration Agreement" means the Registration Rights Agreement, dated as of the date hereof, between the Company and Beacon as it may be amended from time to time.

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                  "Board" has the meaning assigned to it in Section 3.1(a).

                  "By-laws" means the By-laws of the Company as in effect on the date hereof, as they may be amended from time to time hereafter.

                  "Change in Control" shall mean, with respect to the Company, the earlier to occur of the following: (i) a liquidating distribution to the Company' shareholders (or similar event); (ii) a contribution, consolidation or merger where the Company is not the survivor; and (iii) any sale, exchange or other disposition of all, or substantially all, of the Company's assets.

                  "Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of the Company and any equity securities issued or issuable with respect to the Class A Common Stock in connection with a reclassification, split or combination of shares.

                  "Class B Common Stock" means the Class B Common Stock, par value $.01 per share, of the Company and any equity securities issued or issuable with respect to the Class B Common Stock in connection with a reclassification, split or combination of shares.

                  "Class B Directors" has the meaning assigned to it in Section 3.1(a).

                  "Class C Common Stock" means the Class C Common Stock, par value $.01 per share, of the Company and any equity securities issued or issuable with respect to the Class C Common Stock in connection with a reclassification, split or combination of shares.

                  "Closing" has the meaning assigned to it in Section 5(e).

                  "Closing Date" has the meaning assigned to it in Section 5(e).

                  "Code" has the meaning assigned to it in Section 5(b).

                  "Common Stock" means the shares of Common Stock of the Company, including Class A Common Stock, Class B Common Stock and Class C Common Stock.

                  "Common Stock Equivalents" means securities convertible into, or exchangeable or exercisable for, shares of Common Stock.

                  "Company" has the meaning assigned to it in the Preamble.

                  "Company Acceptance Period" has the meaning assigned to it in
Section 6(c).

                  "Disability" (with respect to a Management Shareholder) shall have the meaning set forth in such Management Shareholder's employment agreement with the

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Company, and if no such agreement exists, as determined by the Board in the exercise of its reasonable discretion.

                  "Disabled Shareholder" has the meaning assigned to it in
Section 5(c).

                  "Drag-Along Initiator" has the meaning assigned to it in
Section 8(a).

                  "Drag-Along Transaction" has the meaning assigned to it in
Section 8(a).

                  "Drag-Along Value" has the meaning assigned to it in Section 8(a).

                  "Executive Committee" has the meaning assigned to it in
Section 3.2.

                  "Excluded Securities" means (i) options issued by the Company to employees or consultants pursuant to the Company's Amended and Restated Omnibus Stock Plan or similar plan (and any shares of Common Stock issuable thereunder) approved by the Board and (ii) shares of Common Stock issuable upon conversion, exchange or exercise of any Common Stock Equivalents outstanding as of the date hereof.

                  "Fair Market Value" means fair market value as determined (unless expressly otherwise provided herein) by mutual agreement between the Company and the holders of not less than 50% of the issued and outstanding shares of Stock with respect to which such determination is made hereunder or, if the parties are unable to agree, as determined by a nationally recognized independent investment banking firm selected by mutual agreement between the Company and the holders of not less than 50% of the issued and outstanding shares of such Stock.

                  "First Offer Percentage" means, as to each Offered Shareholder, the quotient obtained (expressed as a percentage) by dividing (i) the number of shares of Common Stock owned by such Offered Shareholder on the first day of the Shareholder Acceptance Period by (ii) the aggregate number of shares of Common Stock owned on the first day of the Shareholder Acceptance Period by all Offered Shareholders who exercise their option to purchase Subject Stock.

                  "First Offer Shares" has the meaning assigned to it in Section 6(b).

                  "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

                  "GHV" means Genesis Health Ventures, Inc., a Delaware corporation.

                  "GHV Registration Agreement" means the Amended Registration Rights Agreement, dated as of January 31, 1997 and amended as of the date hereof, between the Company and GHV, as it may be amended from time to time.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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                  "Involuntary Transfer" means the occurrence of any of the
following: (i) the attachment or taking in execution of any portion of a Management Shareholder's Stock, (ii) the application by a Management Shareholder for the benefit of, or filing by a Management Shareholder of an action under, any provision of the federal or state bankruptcy laws or any other law relating to insolvency or relief of debtors, (iii) if a case or proceeding is brought against a Management Shareholder under any provision of the federal or state bankruptcy laws or any other law relating to insolvency or relief of debtors, and such case or proceeding is not dismissed within 60 days after the commencement thereof, (iv) a Management Shareholder makes an assignment of Stock for the benefit of creditors, (v) a Management Shareholder's Stock is made subject to a charging order or (vi) a Management Shareholder's Stock is Transferred pursuant to a divorce decree.

                  "Involuntary Transfer Shareholder" has the meaning assigned to it in Section 5(a).

                  "IPO" means the initial underwritten offering pursuant to which Common Stock becomes registered under Section 12 of the Securities Exchange Act of 1934, as amended.

                  "Issuance" has the meaning assigned to it in Section 9.

                  "Issuance Acceptance Period" has the meaning assigned to it in
Section 9(a).

                  "Issuance Notice" has the meaning assigned to it in Section 9(a).

                  "Issuance Offer" has the meaning assigned to it in Section
9(a).

                  "Issuance Period" has the meaning assigned to it in Section 9(b).

                  "Issuance Stock" has the meaning assigned to it in Section
9(a).

                  "Issue" has the meaning assigned to it in Section 9.

                  "Major Shareholder" means any of the Senior Management Shareholders or any other Shareholder who owns, directly or indirectly, at least 5% of the outstanding Common Stock at the time of determination.

                  "Management Shareholder" means each Senior Management Shareholder, person holding the office of Vice President and above, and each other individual who has been identified by the Executive Committee as a member of the Company's executive management team and to whom Stock has been issued by the Company.

                  "Non-Involuntary Transfer Management Shareholders" has the meaning assigned to it in Section 5(a).

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                  "Non-Voting Observer" has the meaning assigned to it in
Section 3.4.

                  "Note" has the meaning assigned to it in Section 5(e).

                  "Offer" has the meaning assigned to it in Section 6(a).

                  "Offer Notice" has the meaning assigned to it in Section 6(a).

                  "Offered Shareholders" has the meaning assigned to it in
Section 6(a).

                  "Old Shareholders Agreement" has the meaning assigned to it in the Recitals.

                  "Oversubscribed Shareholder" has the meaning assigned to it in
Section 6(b).

                  "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

                  "Post-IPO Threshold" has the meaning assigned to it in Section 3.1(b).

                  "Preferred Stock" means any of, and any combination of, Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred.

                  "Pre-IPO Threshold" has the meaning assigned to it in Section 3.1(a).

                  "Public Sale" means a Transfer pursuant to a bona fide underwritten public offering pursuant to an effective registration statement filed under the Securities Act.

                  "Purchase Agreement" has the meaning assigned to it in the Recitals.

                  "Qualified IPO" means a bona fide, firm commitment, underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act (i) resulting in at least $35,000,000 of net proceeds to the Company after deducting underwriting discounts and commissions and offering expenses and (ii) reflecting an aggregate market valuation for the Company of at least $150,000,000.

                  "Remaining Shares" has the meaning assigned to it in Section 6(b).

                  "Reserved Matters" has the meaning assigned to it in Section 3.2.

                  "Restated Articles" means the Company's Second Articles of Amendment and Restatement as filed with the Department of Assessment and Taxation of the State of Maryland, as they may be amended or restated from time to time.

                  "Sale Period" has the meaning assigned to it in Section 6(d).

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                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Senior Management Shareholder" means any of Stewart Gold, Scott Rifkin and Alan Kimmel.

                  "Series A Preferred" means Series A Preferred Stock, par value $5.00 per share, of the Company.

                  "Series B Preferred" means Series B Preferred Stock, par value $11.25 per share, of the Company.

                  "Series C Preferred" means Series C Preferred Stock, par value $17.50 per share, of the Company.

                  "Series D Preferred" has the meaning assigned to it in the Recitals.

                  "Shareholder Acceptance Period" has the meaning assigned to it in Section 6(b).

                  "Shareholders" means the parties to this Agreement (other than the Company) and any other subsequent holder of Stock who agrees to be bound by the terms of this Agreement.

                  "Stock" means (i) any shares of Common Stock and (ii) any Common Stock Equivalents (including, without limitation, the Preferred Stock and the Common Stock issuable upon conversion thereof), in each case, whether owned on the date hereof or acquired hereafter.

                  "Subject Stock" has the meaning assigned to it in Section
6(a).

                  "Subsidiary" means with respect to any Person, (i) any corporation, partnership or other entity of which shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership or other entity are at the time owned by such Person, or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries by such Person.

                  "Tag-Along Initiator" has the meaning assigned to it in
Section 7(b).

                  "Tag-Along Notice" has the meaning assigned to it in Section 7(b).

                  "Tag-Along Offeree" has the meaning assigned to it in Section 7(b).

                  "Tag-Along Shares" has the meaning assigned to it in Section 7(b).

                  "Terminated Manager's Stock" has the meaning assigned to it in
Section 5(b).

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                  "Terminated Senior Manager" has the meaning assigned to it in
Section 5(c).

                  "Transfer" as to any Stock, means to sell, or in any other way directly or indirectly transfer, assign, distribute, pledge, encumber or otherwise dispose of, either voluntarily or involuntarily.

                  "Voting Shares" means any securities of the Company the holders of which are entitled to vote for one or more members of the Board (including, without limitation, all outstanding shares of Common Stock and Preferred Stock).

                  Section 2. Methodology for Calculations. For purposes of this Agreement, the Transfer of a Common Stock Equivalent shall be treated as the Transfer of the shares of Common Stock into which such Common Stock Equivalent can be converted, exchanged or exercised. Except as otherwise provided in this Agreement, for purposes of calculating (i) the amount of outstanding Stock or Common Stock as of any date, (ii) the amount of Stock or Common Stock owned by a Person hereunder and (iii) related percentages, all shares of Preferred Stock (but no other Common Stock Equivalents) shall be treated as having been converted, exchanged or exercised.

                  Section 3.  Corporate Governance.

                  3.1. Composition of the Board.

                  (a) Pre-IPO. The Board of Directors of the Company (the "Board") shall, in accordance with the provisions of the Restated Articles, be comprised of no more than twenty members. Prior to an IPO:

                           (i) So long as Beacon holds (x) 51% or more of the number of shares of Series D Preferred purchased by Beacon pursuant to the Purchase Agreement or (y) 5% or more of the Common Stock (the "Pre-IPO Threshold"), Beacon shall have the right to designate two persons to serve as members of the Board, and in all other cases, the holders of a majority of the outstanding shares of Series D Preferred, including, for the purposes of this clause (i) holders of shares of Class C Common Stock into which shares of Series D Preferred have been converted, shall have the right to designate two persons to serve as members of the Board (each, a "Beacon Director");

                           (ii) the holders of a majority of the outstanding shares of Class A Common Stock shall have the right to designate six persons to serve as members of the Board; provided, however, that the holders of the outstanding shares of Class A Common Stock hereby agree to designate each of the Senior Management Shareholders as three of the six members of the Board to be elected by the holders of a majority of the outstanding Class A Common Stock for as long as, in each such Senior Management Shareholder's case, his employment agreement with the Company is in full force and effect. Each Senior Management Shareholder shall offer to resign as a member of the Board

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         immediately upon termination of his employment with the Company, and the holders of the Class A Common Stock agree to remove from the Board any Senior Management Shareholder who is no longer employed by the Company;

                           (iii) the holders of a majority of the outstanding shares of Class B Common Stock shall have the right to designate eight persons to serve as members of the Board (the "Class B Directors");

                           (iv) the holders of a majority of the outstanding shares of Series A Preferred, including, for the purposes of this clause (iv) shares of Class C Common Stock into which shares of Series A Preferred have been converted, shall have the right to designate one person to serve as a member of the Board;

                           (v) the holders of a majority of the outstanding shares of Series B Preferred, including, for the purposes of this clause (v) shares of Class C Common Stock into which shares of Series B Preferred have been converted, shall have the right to designate one person to serve as a member of the Board; and

                           (vi) the holders of a majority of the outstanding shares of Series C Preferred, including, for the purposes of this clause (vi) shares of Class C Common Stock into which shares of Series C Preferred have been converted, shall have the right to designate two persons to serve as members of the Board.

                  (b) Post-IPO. From and after an IPO and for so long as Beacon holds 5% or more of the Common Stock then outstanding (the "Post-IPO Threshold"), in connection with any election for members of the Board, the Company shall, at the request of Beacon, include one representative designated by Beacon in the slate of directors recommended by the Board to shareholders for election as directors (such representative designated by Beacon being referred to herein as the "Beacon Designee"). The Company and the Shareholders shall each use their best efforts to cause the Beacon Designee to be elected to, and to be maintained as a member of, the Board (including (i) in the case of the Company, recommending to the shareholders of the Company the election of the Beacon Designee to the Board and opposing any proposal to remove the Beacon Designee at each meeting of the shareholders of the Company at which the election or removal of members of the Board is on the agenda and (ii) in the case of the Shareholders, voting all of their Voting Shares in favor of the Beacon Designee, and voting such shares against any person opposing the Beacon Designee), and shall take no action that would diminish the prospects of the Beacon Designee being elected to the Board or increase the prospects of the Beacon Designee being removed from the Board.

                  3.2. Executive Committee; Other Committees; Subsidiaries.

                  (a) Executive Committee. Except with respect to matters requiring approval by the full Board and which may not be delegated to a committee of the Board under the Maryland General Corporation Law ("Reserved Matters"), the authority of the

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Board shall be vested in and exercised by an executive committee of the Board
(the "Executive Committee"). The Shareholders agree to vote all of their Voting Shares for directors who agree to vote to cause the management of the Company by its Board to be conducted in accordance with the provisions of this Section 3.2(a) and agree to vote all of their Voting Shares to promptly remove any director designated by such Shareholder who fails to vote to cause the management of the Company by its Board to be conducted in accordance with the provisions of this Section 3.2(a). With respect to Reserved Matters, the Board shall only act after receiving the recommendation of the Executive Committee in connection therewith and, subject to the exercise of applicable fidicuary duties, shall act in a manner consistent with such recommendation. The Executive Committee shall have seven members and shall be comprised of:

                           (i) the two directors designated by the holders of Series D Preferred pursuant to Section 3.1(a)(i);

                           (ii)     the Chief Executive Officer of the Company;

                           (iii) two of the eight directors designated by the holders of Class B Common Stock pursuant to Section 3.1(a)(iii), which two directors shall be selected by majority vote of all such directors and both of whom shall be physicians;

                           (iv) one of the two directors designated by the holders of Series C Preferred pursuant to Section 3.1(a)(vi), which one director shall be selected by agreement of both such directors; and

                           (v) one physician nominated by the Chief Executive Officer of the Company and approved by a majority of the Class B Directors then in office.

                   (b) Other Committees; Subsidiaries; Certain Opportunities. Without limiting the provisions of Section 3.1(a) or 3.2(a), the Company shall, to the extent requested by Beacon, so long as Beacon meets or exceeds the Pre-IPO Threshold or Post-IPO Threshold, as applicable, take all actions necessary to cause at least one Beacon Director or Beacon Designee to be appointed to each committee of the Board and to each of the boards of directors or other similar managing bodies (and any committee thereof) of each of the Subsidiaries of the Company. The Company shall, to the extent requested by Beacon, elect as the board of directors of each Subsidiary those persons who are at the time directors of the Company as provided in Section 3.1. Neither Beacon's ownership of Stock nor its designation of members of the Board shall require Beacon to present to the Company any opportunities of which Beacon or its Affiliates become aware through means other than Beacon's membership on the Board or as a shareholder of the Company.

                  3.3.     Vacancies; Removal.

                  (a) Vacancies. If any director or Beacon Designee designated as such pursuant to the provisions of Section 3.1 or Section 3.2(b) shall cease to serve as a director of the Company or any Subsidiary for any reason, the vacancy resulting

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thereby shall be filled by another person designated in accordance with the provisions of Section 3.1 or Section 3.2(b), as applicable and the Restated Articles.

                  (b) Removal. No director or Beacon Designee shall be removed from office without the consent of the Shareholders entitled to designate such director or, in the case of a Beacon Designee, Beacon, so long as such Shareholder, or in the case of a Beacon Designee, Beacon, is entitled to designate such director or Beacon Designee, as applicable.

                  3.4. Non-Voting Observer. The Company agrees that so long as Beacon holds 5% or more of the outstanding Common Stock, Beacon shall be entitled to have up to two observers (each, a "Non-Voting Observer") selected by Beacon present at all meetings of the Board, and each committee thereof (including, without limitation, the Executive Committee), and such observer shall have the same access to information concerning the business and operations of the Company at the same time as directors of the Company and shall be entitled to participate in discussions and consult with, and make proposals and furnish advice to, the Board or committee, as the case may be, without voting; provided, however, that the Board or committee, as the case may be, shall be under no obligation to take any action with respect to any proposals made or advice furnished by any Non-Voting Observer, other than to give due consideration thereto. The Company shall notify each Non-Voting Observer of every meeting (or action by written consent) of the Board, or committee, as the case may be, in the same manner that notice is required to be provided to members of the Board pursuant to the By-Laws or, if such notice under the circumstances is not practicable, as soon before the meeting (or distribution) as is practicable, provided that nothing in this Section 3.4 shall be construed in any way to authorize or allow a party hereto not to comply with its obligations hereunder or release it from liability and equitable remedy in the case of a breach. Each such Non-Voting Observer shall execute a confidentiality agreement in such form as prescribed by the Company.

                  3.5. Representative. In the event that, after receiving proper notice of a meeting of the Board, or any committee thereof, or a meeting of any board of directors or similar managing body of any of the Company's Subsidiaries in accordance with such entity's by-laws, any Beacon Director, Beacon Designee or Non-Voting Observer determines that he or she is unable to attend such meeting, Beacon shall have the right to designate a representative to attend and observe such meeting on behalf of such Beacon Director, Beacon Designee or Non-Voting Observer, as the case may be, who shall be entitled to fully participate in such meeting to the full extent he or she could participate if he or she were a Non-Voting Observer.

                  3.6. Board and Committee Meetings. The Company shall cause the Board to hold regular meetings of its Board and the Executive Committee on at least a quarterly basis. The Company agrees, and shall cause the By-laws to be amended to the extent necessary to provide that, so long as Beacon meets or exceeds the Pre-IPO Threshold or the Post-IPO Threshold, as applicable, each Beacon Designee and each Beacon Director shall have the right, upon reasonable notice, to call meetings of the Board and of each committee of the Board on which he or she is a member. The

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Company agrees that any Non-Voting Observer shall have the right to request that the Chairman of the Board or the Chief Executive Officer of the Company call a meeting of the Board and of each committee of the Board.

                  3.7.  Directors' Indemnification.

                  (a) The Company shall obtain and cause to be maintained in effect, with financially sound insurers, a policy of directors' and officers' liability insurance covering each member of the Board, each Beacon Designee and each Non-Voting Observer in an amount of at least $3 million per occurance and $5 million in the aggregate.

                  (b) The Restated Articles, By-laws and other organizational documents of the Company and each of its Subsidiaries shall at all times, to the fullest extent permitted by law, provide for indemnification of, advancement of expenses to, and limitation of the personal liability of, the members of the Board and each committee thereof, and the members of the boards of directors or other similar managing bodies of each of the Company's Subsidiaries and such other persons, if any, who, pursuant to a provision of such Restated Articles, By-laws or other organizational documents, exercise or perform any of the powers or duties otherwise conferred or imposed upon members of the Board and each committee thereof, or the boards of directors or other similar managing bodies of each of the Company's Subsidiaries. Any Non-Voting Observer shall be entitled to indemnification from the Company to the maximum extent permitted by law as though he or she were an officer or agent of the Company or any of its Subsidiaries. Such provisions may not be amended, repealed or otherwise modified in any manner adverse to any member of the Board or any committee thereof, or any member of the boards of directors or other similar managing bodies of any of the Company's Subsidiaries, until at least six years following the date that Beacon is no longer entitled to designate or nominate any Beacon Director, Beacon Designee or Non-Voting Observer.

                  (c) Each member of the Board, Beacon Designee and Non-Voting Observer is intended to be a third-party beneficiary of the obligations of the Company pursuant to this Section 3.7, and the obligations of the Company pursuant to this Section 3.7 shall be enforceable by each member of the Board, Beacon Designee and Non-Voting Observer.

                  3.8. Irrevocable Proxy. In order to secure each Shareholder's obligation to vote his Voting Shares in accordance with the provisions of this
Section 3 pursuant to which Beacon has rights hereunder, each Shareholder hereby irrevocably appoints Beacon as his, her or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his Voting Shares of the Company for the election of each Beacon Director and each Beacon Designee as a member of the Board and to take all such other actions as are necessary to enforce the rights of Beacon under this Section 3. Such irrevocable proxy shall become effective and Beacon may exercise the irrevocable proxy granted to it hereunder at any time any Shareholder fails to comply with any provision of this Agreement granting Beacon rights under this Section 3. The

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

proxies and powers granted by each Shareholder pursuant to this Section 3.8 are coupled with an interest and are given to secure the performance of the Shareholders' obligations to Beacon under this Section 3. Such proxies and powers shall survive the death, incompetence and disability of each Shareholder. Such proxies and powers will be effective until Beacon no longer owns at least the Post-IPO Threshold, at which time such proxies and powers shall terminate.

                  3.9. Contractual Management Rights. The Company and each of the Shareholders acknowledge that the provisions of this Agreement, including, without limitation, this Section 3, are intended, among other things, to provide Beacon with "contractual management rights" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

                  3.10. Expenses. The Company shall pay the reasonable out-of-pocket expenses incurred by each Beacon Director, Beacon Designee and Non-Voting Observer, and any representative of the foregoing, in connection with performing his or her duties, including without limitation the reasonable out-of-pocket expenses incurred by such person attending meetings of the Board or any committee thereof or meetings of any board of directors or other similar managing body (and any committee thereof) of any Subsidiary of the Company.

                  3.11. Cooperation. Each Shareholder shall vote all of its Voting Shares and shall take all other necessary or desirable actions within its control (including, without limitation, attending all meetings in person or by proxy for purposes of obtaining a quorum, executing all written consents in lieu of meetings and voting to remove members of the Board, as applicable), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special Board and shareholder meetings and voting to remove members of the Board, as applicable), to effectuate the provisions of this Section 3.

                  3.12. Reincorporation. The Company and each Shareholder agree that if the Company's state of incorporation has not been moved to Delaware by the initial closing under the Purchase Agreement, then, if Beacon requests, the Company and each Shareholder shall use their best efforts to so reincorporate the Company within 60 days after such closing. If such reincorporation is not effected within such 60 day period, the Company and the Shareholders agree to take all such action as may be necessary or appropriate to promptly amend the Restated Articles and this Agreement to increase the size of the Board to a size sufficient to permit Beacon to appoint additional directors if the events described in Article V.3 of the Restated Articles occur such that Beacon's directors will, in such circumstances, represent more than 50% of the members of the Board.

                  Section 4. Restrictions on Transfers of Stock.

                  (a) No Shareholder shall Transfer any Stock, whether owned on the date hereof or acquired hereafter, without first, if applicable, complying with the provisions of Section 6 hereof and then, in each case as applicable, complying with the provisions of Section 7 hereof; provided that Beacon may Transfer up to 500,000 of its shares of Stock to any Affiliate or business associate of Beacon or its Affiliates without the need to comply with the provisions of Sections 6 or 7 (but, subject to the provisions of Section 4(b)). Notwithstanding any other provision hereof, no Management Shareholder may Transfer any Stock if, after giving effect to such Transfer, such Management Shareholder shall have Transferred in the aggregate an amount of Stock in excess of 5% of the outstanding Stock held by such Management Shareholder as of the date hereof, except that (i) from and after a Qualified IPO a Management Shareholder may Transfer Stock, (ii) a Management Shareholder may Transfer Stock in connection with the bona fide merger of the Company or bona fide sale of all or substantially all of the assets or equity securities of the Company, and (iii) a Management Shareholder may Transfer Stock as set forth in Section 5. Except with respect to Transfers of Stock by Management Shareholders described in Section 5, each Management Shareholder shall, prior to any Transfer of Stock permitted by this Section 4, comply with the provisions of Sections 6 and 7 hereof, in each case as applicable.

                  (b) Except in connection with a Public Sale, any Transferee of Stock (including any Transferee that is an Affiliate of a Transferor) who is not a Shareholder shall upon consummation of, and as a condition to, such Transfer execute and deliver to the Company (which the Company shall then deliver to all other Shareholders) an agreement in form and substance satisfactory to Beacon pursuant to which it agrees to be bound by the terms of this Agreement for the benefit of the parties hereto and such Transferee shall thereafter be deemed to be a Shareholder for all purposes of this Agreement.

                  (c) Any Transfer or attempted Transfer of Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported Transferee of such Stock as the owner of such Stock for any purpose.

                  Section 5.   Management Shareholders.

                  (a) Involuntary Transfers. Upon the occurrence of an Involuntary Transfer of the Stock of any Management Shareholder (the "Involuntary Transfer Shareholder"), the Company shall have the option (but not the obligation), for a period of 30 days from the date of such occurrence, to purchase such Stock by providing written notice to such effect to such Involuntary Transfer Shareholder and to any court that has then exercised jurisdiction over such Involuntary Transfer Shareholder with respect to its Stock, or to any assignee, trustee in bankruptcy or successor in interest, as the case may be, and such Involuntary Transfer Shareholder shall be obligated, if the Company elects to exercise its right to purchase such Stock, to sell all but not less than all of the Stock then registered in such Involuntary Transfer Shareholder's name at the price provided in Section 5(d) hereof and upon the terms provided in Section 5(e) hereof. If the Company elects not to exercise its option pursuant to this Section 5(a) within such 30-day period, it shall immediately provide written notice to that effect to all of the other Management Shareholders (the "Non-Involuntary Transfer Management Shareholders") who shall have the option to purchase, and such Involuntary Transfer Shareholder shall be obligated to sell to the extent such option is exercised, all of the shares of such Stock at the price provided in Section 5(d) hereof and upon the terms provided in Section 5(e) hereof. If more than one Non-Involuntary Transfer Management Shareholder desires to so purchase, then they shall purchase in such proportions as they may agree. In the absence of agreement, each of the Non-Involuntary Transfer Management Shareholders desiring to purchase such stock shall be entitled to purchase up to that number of shares of such Stock that is equal to the product of such Management Shareholder's percentage share of the outstanding Common Stock then held by such Non-Involuntary Transfer Management Shareholders desiring to purchase such stock multiplied by the number of shares of Stock available for purchase from the Involuntary Transfer Shareholder hereunder. The Non-Involuntary Transfer Management Shareholders shall have the right to exercise their respective options hereunder for a period of 30 days following their receipt of notice from the Company that it has elected not to purchase such Stock.

                  (b) Termination of Employment of Management Shareholders other than Rifkin or Kimmel.

                                    (i) Termination Without Cause; Death;
                  Disability. If the employment of a Management Shareholder other than Scott Rifkin or Alan Kimmel with the Company is terminated (A) without "cause" as contemplated in such Management Shareholder's employment agreement, or (B) by the Management Shareholder for any reason constituting "constructive termination" as defined in such Management Shareholder's employment agreement, then the remaining Management Shareholders shall have the option for a period of 60 days from the date of such termination to purchase (in such proportions as they shall agree or, if they cannot agree, in proportion to their ownership of outstanding Common Stock other than the Stock of the terminated Management Shareholder), and if such option is exercised, the terminated Management Shareholder may, but shall not be obligated to, sell all of the Stock held by such terminated Management Shareholder (the "Terminated Manager's Stock") on terms substantially identical to those set forth in Section 5(e) (other than subsections (iii) and (iv) thereof) and at the price set forth in Section 5(d). If the employment of a Management Shareholder other than Scott Rifkin or Alan Kimmel with the Company is terminated due to death or Disability (as such terms are defined in such Management Shareholder's employment agreement, then such Management Shareholder's or such Management Shareholder's personal representative may, for a period of sixty (60) days from the date of appointment of such personal representative or disability, as the case maybe, offer to the remaining Management Shareholder's the option to purchase (in such proportions as they shall agree or, if they cannot agree, in proportion to their ownership of outstanding Common Stock other than the Stock of the deceased or disabled Management Shareholder) and if such option is exercised, the decreased or disabled Management Shareholder may, but shall not be obligated to, sell all of such Terminated Manager's Stock on terms substantially identical to those set forth in Section 5(e) (other than subsections (iii) and (iv) thereof) and at the price set forth in Section 5(d) If all of the Terminated Manager's Stock is not purchased by the other Management Shareholders, the Company shall, upon such Management Shareholder's request, purchase, within 90 days after the date of said termination, and such terminated Management Shareholder shall sell, all of the Terminated Manager's Stock at the price set forth in
                  Section 5(d), and upon the terms set forth in Section 5(e) hereof.

                                    (ii) Termination Under other Circumstances.
                  If the employment of a Management Shareholder other than Scott Rifkin or Alan Kimmel with the Company is terminated (A) by the Company for "cause" as contemplated by his employment agreement, or, if no such agreement is in effect, for "good cause" under applicable law, or (B) by the Management Shareholder for reasons not constituting "constructive termination" under his employment agreement, then the Company shall have the option (but not the obligation) to purchase, within 90 days after the date of such termination, and, if such option is exercised, such Management Shareholder shall sell, all of the shares of Stock held by such Management Shareholder at a price equal to the lesser of such Management Shareholder's acquisition cost for his stock or $1.00 per share, and upon the terms set forth in Section 5(e) hereof. If the employment of a Management Shareholder other than Scott Rifkin or Alan Kimmel is terminated due to expiration of the term of his employment agreement, then the Company shall have the option (but not the obligation) to purchase, within 90 days after the date of such termination, and, if such option is exercised, such Management Shareholder shall sell, all of the shares of Stock held by such Management Shareholder at a price determined pursuant to Section 5(d) and upon the terms set forth in Section 5(e).

                                     (iii) Change in Control. If the employment
                  of a Management Shareholder other than Scott Rifkin or Alan Kimmel with the Company is terminated by the Company without "cause" as contemplated in such Management Shareholder's employment agreement or by such Management Shareholder for reasons constituting "constructive termination" under such Management Shareholder's employment agreement, and there occurs a Change in Control within the first twelve months following the date of such termination, the Company agrees to pay or cause to be paid to such terminated Management Shareholder (or to his heirs, legatees and/or guardians), in addition to the purchase price for such terminated Management Shareholder's Stock, the value of such terminated Management Shareholder's share of any consideration that would have been payable to such terminated Management Shareholder

                  (less any such consideration actually received by such Management Shareholder as a result of a sale of his Stock, whether to another Management Shareholder, the Company or another person) upon, and as a result of, such a Change in Control of the Company within such twelve-month period. Such payment shall be made by the Company when and as the Company or the other the Company's remaining Shareholders receive consideration as a result of such a Change in Control, and shall be paid by the Company based upon such terminated Management Shareholder's pro-rata equity interest in the Company at the time of termination. Any payment by the Company pursuant to this Section as a result of a Change in Control may, at the Company's option, be made by delivery of any combination of cash, promissory notes with a term of not more than ten years and interest at a rate calculated pursuant to
                  Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), or an appropriate in-kind distribution of any consideration received by the Company or its Shareholders as a result of such Change in Control.

                  (c)  Termination of Employment of Rifkin and Kimmel.

                                    (i) Termination of Employment For Good
                  Cause. If the employment of either Scott Rifkin or Alan Kimmel (as the case may be, a "Terminated Senior Manager") with the Company is terminated (A) by the Company for any of the specific reasons enumerated in Section 4.3(a) of their respective employment agreements (or, if no such agreement is then in effect, for "good cause" under applicable law) or (B) by the Terminated Senior Manager for any reason not constituting "constructive termination" as defined in Section 4.4(b) of such Terminated Senior Manager's employment agreement, then the Company shall have the option (but not the obligation) to purchase, within 90 days after the date of termination, and, if such option is exercised, such Terminated Senior Manager shall sell, all of the Stock then registered in such Terminated Senior Manager's name or held, in trust or otherwise, for his benefit at a price equal to the lesser of such Terminated Senior Manager's acquisition cost for such Stock or $1.00 per share, and upon the terms provided in
                  Section 5(e) hereof; provided, however, that the provisions of this Section 5(c)(i) shall not apply to any shares of capital stock of the Company held by such Terminated Senior Manager on January 31, 1997 (or received as a distribution on or in respect of such shares after January 31, 1997 as the result of any recapitalization, stock split or similar event).

                                    (ii) Death; Disability. Upon each of (A) the
                  Disability of either Scott Rifkin or Alan Kimmel (as the case may be, a "Disabled Shareholder"), and (B) such Shareholder's death, and the appointment and qualification of his personal representative, for a period of 60 days from the date of such appointment and qualification or Disability, as the case may be, such personal representative or such Disabled Shareholder, as the case may be, may offer to the other Management Shareholders the option to purchase (in such proportions as they shall agree upon, or if they cannot agree, in proportion to their respective ownership of outstanding Common Stock), all of the shares of Stock held by such personal representative, or Disabled Shareholder, on terms substantially identical to those set forth in Section 5(e) hereof (other than subsections
                  (iii) and (iv) thereof) and at a price determined in accordance with the terms of Section 5(d) hereof. If the option to purchase all of the shares of Stock so offered is not exercised or accepted within such 60-day period, then such Disabled Shareholder or such personal representative, as the case may be, shall be entitled to sell, by providing written notice to the Company, and the Company shall be required to purchase upon receipt of such notice, all or a portion of such shares of Stock held by the Disabled Shareholder or such personal representative as such number of shares set forth in such written notice, at the price and upon the terms provided in Sections 5(d) and 5(e) hereof.

                                    (iii) Termination of Employment Under Other
                  Circumstances. If a Terminated Senior Manager's employment is terminated (A) by the Company without "good cause" as contemplated by his employment agreement or (B) by such Terminated Senior Manager for reasons constituting "constructive termination" under his employment agreement, then the Company shall purchase, within 90 days after the date of such termination, and such Terminated Senior Manager shall sell, Stock acquired by such Terminated Senior Manager after January 31, 1997 (other than Stock acquired pursuant to a distribution, made with respect to a recapitalization, stock split or similar event, on or in respect of Stock held on January 31, 1997) at the price set forth in Section 5(d) and subject to the terms set forth in Section 5(e). If the employment of a Terminated Senior Manager is terminated due to expiration of the term of his employment agreement, then the Company shall have the option (but not the obligation) to purchase, within 90 days after the date of such termination, and, if such option is exercised, such terminated Senior Manager shall sell, all of the shares of Stock held by such terminated Senior Manager or by a trust or otherwise for his benefit, at a price determined pursuant to Section 5(d) and upon the terms set forth in Section 5(e).

                  (d) Purchase Price. With respect to purchases of Stock made pursuant to Sections 5(a), 5(b)(i), the second sentence of 5(b)(ii), and 5(c)(ii) and (iii), if the purchaser of Stock hereunder, on the one hand, and the Transferring Shareholder, on the other hand, agree in writing as to the purchase price for such Stock, such agreed price shall be the purchase price for such Stock. If the purchase price of such Stock is not agreed upon (x) with respect to an event described in Sections 5(a) or 5(b)(i), within 30 days from the date of such event and (y) with respect to an event described in Sections 5(c)(ii) and (iii), within 30 days after the receipt of the notice required to be determined thereunder or, with respect to the death of a Management Shareholder other than Scott Rifkin or Alan Kimmel, after the appointment and qualification of such deceased Management Shareholder's personal representative, then, the purchase price of such Stock shall be its Fair Market Value. The Transferring Shareholder and the Company shall each pay one-half of all expenses incurred in connection with the determination of the Fair Market Value of Stock under this Section 5(d).

                  (e) Payment of Purchase Price. The payment of any purchase price for Stock Transferred pursuant to this Section 5 hereof may be made on such terms as are agreed upon by the parties or, absent such agreement, as follows:

                                    (i) Cash. Subject to the terms of
                  subparagraph (iv) hereof and, with respect to any Involuntary Transfer, subject to such other terms and conditions as are required by any court exercising jurisdiction over any Involuntary Transfer Shareholder with respect to its Stock or over any assignee, trustee in bankruptcy or successor-in-interest with respect to such Involuntary Transfer Shareholder, as the case may be, (A) in the event of any Transfer pursuant to this Section 5 (other than as a result of the death of a Management Shareholder), (1) if the Company is the purchaser, 10% of the total purchase price of the Stock shall be paid in cash by bank wire transfer by the Company on the Closing Date, and (2) if anyone other than the Company is the purchaser, the entire amount of the purchase price of the Stock shall be paid in cash by bank wire transfer by such purchaser(s) on the Closing Date, and (B) in the event of any Transfer as a result of the death of a Management Shareholder, the Company shall pay in cash by bank wire transfer on the Closing Date the greater of (1) the proceeds of any life insurance policy or policies purchased by the Company as contemplated by Section 5(f) (but not in excess of the purchase price to be paid by the Company pursuant to this
                  Section 5) and (2) 10% of the total purchase price to be paid by the Company with respect to the Stock formerly held by such deceased Management Shareholder. Notwithstanding the foregoing, if the Company is a purchaser of Stock pursuant to this Section 5 but is prohibited by law and/or the Restated Articles to make all or any portion of any cash payment otherwise payable on the Closing Date with respect to the purchase of such Stock, the Company shall pay the maximum amount permitted by law and the Restated Articles, if any, and the balance of such purchase price shall be made in accordance with Section 5(e)(ii).

                                    (ii) Promissory Note. After payment in cash
                  of the amount set forth in Sections 5(e)(i), the balance of the purchase price to be paid by the Company pursuant to this
                  Section 5 shall be represented by a promissory note of the Company, payable in seven equal annual installments of principal and interest, the first of which shall be due and payable on the first anniversary of delivery of the Note, and otherwise in form and substance satisfactory to the Company and the Transferring Shareholder or the representative thereof (the "Note"). Interest shall accrue on, and be payable with, the unpaid balance of the Note from the Closing Date at a rate equal to the applicable federal rate for long-term debt instruments under Code Section 1274(d)(1) in effect as of the Closing Date. As security for payment of the amounts due under the Note, the Company shall, to the extent provided by agreements and instruments to which the Company is a party, pledge to the Transferring Shareholder the Stock being purchased pursuant to this Section 5 until such time as all payments due thereunder have been paid in full; provided that such selling Shareholder shall not be entitled to exercise any voting or other rights with respect to such shares of Stock so long as the Company is not in default of any payment due under such note; provided, further, that the Company's obligations under the Note shall be expressly subordinated to the rights and preferences, including, without limitation, with respect to dividends and liquidation, of the Series D Preferred.

                                    (iii) Debt Due From Shareholder. Any debt
                  due by a Transferring Shareholder to the Company shall be payable according to its terms, as shall any debt due by the Company to the Transferring Shareholder; provided, however, that, regardless of the terms of any such debt due by the Shareholder to the Company, any cash payment due under Section 5(e)(i), as well as any insurance proceeds payable under
                  Section 5(f) with respect to the purchase of the Transferring Shareholder's Stock, first, shall be applied to offset any such indebtedness until all such indebtedness is fully discharged and, second, as payment of the purchase price for the Transferring Shareholder's Stock. The provisions of this subparagraph (iii) shall also apply to any purchases of Stock by the Company pursuant to Section 6 hereof.

                                    (iv) Involuntary Transfers. The Company
                  shall settle with the assignee, trustee in bankruptcy, attaching court or officer or successor-in-interest holding Stock received in an Involuntary Transfer by taking any or all such Stock in execution and paying to such Persons out of the purchase price for such Stock, calculated in accordance with
                  Section 5(d), an amount equal to not more than the sum of the Shareholder's indebtedness and proper items of expense. The Company shall pay the balance, if any, of the purchase price for such Stock to the Transferring Shareholder in accordance with this Section 5(e).

                                    (v) Closing. The closing of a purchase and
                  sale of Stock in accordance with this Section 5 (the "Closing"), unless otherwise provided herein or agreed to in writing by the purchaser(s) and the Transferring Shareholder, shall be held at the principal place of business of the Company (1) 30 days after (x) with respect to any option to purchase such Stock pursuant to this Section 5, the later of
                  (i) the date that the last applicable period for exercising an unexercised option to purchase has lapsed and (ii) the date an option to purchase is accepted or exercised, (y) in connection with the Disability of Scott Rifkin or Alan Kimmel, the date of delivery of the notice required with respect thereto, and
                  (z) the occurrence of any event set forth in Section 5(a) (other than death of a Management Shareholder), and (2) with respect to the death of a Management Shareholder, 90 days after the appointment and qualification of such deceased Management Shareholder's personal representative (collectively, the "Closing Date"); provided that, if determination of a purchase price requires a determination of Fair Market Value, then the Closing Date shall not be later than 30 days after such determination. At the Closing, upon payment of the purchase price (including delivery of the Note), the certificates representing the Stock to be purchased and sold pursuant to this Section 5 shall be delivered by the Transferring Shareholder (or his personal or legal representatives, as the case may be) to the purchaser(s) appropriately free and clear of all liens and endorsed in blank for transfer. If the certificates representing any shares of Stock to be so transferred have not been surrendered by the selling Shareholder, all rights of the holder thereof hereunder with respect to said Stock (including, without limitation, voting rights) nonetheless shall cease and terminate without any further action by any Person.

                                    (vi) Certain Limitations. Notwithstanding
                  any other provision of this Section 5 to the contrary, the Company shall not purchase, redeem or otherwise acquire any Stock from any Shareholder at a purchase price equal to the Fair Market Value thereof unless and until any and all accrued but unpaid dividends on Preferred Stock, and any interest having accrued thereon, shall have been paid in full.

                  (f) Life Insurance. As soon as practicable following the execution of this Agreement, the Company shall use its commercially reasonable best efforts to purchase a life insurance policy on the life of each Management Shareholder in such amounts, if any, as the Board deems reasonable and appropriate. The Company shall be the owner and beneficiary of each such policy, and any proceeds received thereunder shall be held by the Company in trust for the purposes of satisfying the Company's obligations under this Section 5. Each Management Shareholder agrees to cooperate with the Company in obtaining, and in keeping in full force and effect, all such policies. The Company shall maintain all each such insurance policy in full force and effect and shall not, without the prior written consent of the affected Management Shareholder, cancel any such policy or take or omit to take any action that might give rise to the termination or cancellation thereof. The Company shall pay premiums on all such insurance policies as they become due. The Company may, when it deems appropriate, apply any dividends declared and paid on such policies to the payment of premiums. Notwithstanding the foregoing, the Company shall have no obligations under this Section 5(f) with respect to purchasing a life insurance policy covering the life of a Management Shareholder to the extent a Management Shareholder is either uninsurable or may not be insured as herein contemplated upon commercially reasonable terms. If a Management Shareholder Transfers all of his Stock during his lifetime pursuant to this Section 5, or if this Agreement is terminated without being superseded by a similar agreement prior to such Management Shareholder's death, such Management Shareholder, or any designee of such Management Shareholder, shall have the right, during the 60-day period beginning with the date of Transfer or termination of this Agreement, to purchase any life insurance policy insuring the life of such Management Shareholder owned by the Company by paying the Company an amount equal to the cash surrender value of such insurance policy (determined after payment of all policy loans incurred to pay premiums due thereunder and interest thereon) as of the date of purchase, plus the unearned portion of any premiums that shall have been paid thereon.

                  (g) Irrevocable Proxy. In order to ensure that the Company may lawfully effect the transactions contemplated by this Section 5, each Management Shareholder hereby irrevocably appoints the duly elected Secretary of the Company as his, her or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his Voting Shares of the Company to approve each aspect the transactions contemplated by this Section 5 and to take all such other actions as are necessary to enforce the rights of the Company under this Section 5. The Secretary of the Company may exercise the irrevocable proxy granted to him hereunder at any time a transaction mandated by this
Section 5 requires approval of a Shareholder. The proxies and powers granted by each Shareholder pursuant to this Section 5 are coupled with an interest and are given to secure the performance of the Shareholders' respective obligations under this Section 5. Such proxies and powers shall survive the death, incompetence and disability of each Shareholder. Such proxies and powers will be effective until a Qualified IPO, at which time such proxies and powers shall terminate.

                  Section 6. Rights of First Offer. In addition to and not in limitation of any other restrictions on Transfers of Stock contained in this Agreement, any Transfers of Stock by a Shareholder shall be consummated only in accordance with the following procedures:

                  (a) The Transferring Shareholder shall first deliver to the Company and each Major Shareholder other than the Transferring Shareholder and, if the Transferring Shareholder is a Management Shareholder, each other Management Shareholder (collectively, the "Offered Shareholders") a written notice (an "Offer Notice") that shall (i) state the Transferring Shareholder's intention to Transfer Stock to one or more Persons in a bona fide, arm's length transaction, the amount and type of Stock to be Transferred (the "Subject Stock"), the purchase price therefor (which shall be payable in cash) and a summary of the other material terms of the proposed Transfer and (ii) offer the Company and the Offered Shareholders the option to acquire all or a portion of such Subject Stock upon the terms and subject to the conditions of the proposed Transfer as set forth in the Offer Notice (the "Offer). The Offer shall remain open and irrevocable for the periods set forth below (and, to the extent the Offer is accepted during such periods, until the consummation of the sale contemplated by the Offer).

                  (b) Each Offered Shareholder shall have the right and option, for a period of 20 days after delivery of the Offer Notice (the "Shareholder Acceptance Period"), to accept all or any part of the Subject Stock so offered at the cash purchase price and on the terms stated in the Offer Notice. Such acceptance shall be made by delivering a written notice to the Company and the Transferring Shareholder within the

Shareholder Acceptance Period specifying the maximum number of shares such Offered Shareholder will purchase (the "First Offer Shares"). If, upon the expiration of the Shareholder Acceptance Period, the aggregate amount of First Offer Shares exceeds the amount of Subject Stock, the Subject Stock shall be allocated among the Offered Shareholders as follows: (i) first, each Offered Shareholder shall be entitled to purchase no more than its First Offer Percentage of Subject Stock; (ii) second, if any shares of Subject Stock have not been allocated for purchase pursuant to (i) above (the "Remaining Shares"), each Offered Shareholder (an "Oversubscribed Shareholder") that had offered to purchase a number of shares of Subject Stock in excess of the amount of stock allocated for purchase to it in accordance with previous allocations of such shares of Subject Stock, shall be entitled to purchase an amount of Remaining Shares equal to no more than its First Offer Percentage (treating only Oversubscribed Shareholders as Offered Shareholders for these purposes) of the Remaining Shares; and (iii) third, the process set forth in (ii) above shall be repeated with respect to any shares of Subject Stock not allocated for purchase until all shares of Subject Stock are allocated for purchase.

                  (c) If the Offered Shareholders shall fail to accept all of the Subject Stock offered pursuant to, or shall reject in writing, the Offer, then, upon the earlier of the expiration of the Shareholder Acceptance Period or the giving of such written notice of rejection or failure to accept such Offer by the Offered Shareholders, the Company shall have the right and option, for a period of 20 days (the "Company Acceptance Period"), to accept all or any part of the Subject Stock not accepted by the Offered Shareholders at the cash purchase price and on the terms stated in the Offer Notice. Such acceptance shall be made by delivering a written notice to the Transferring Shareholder and each of the Offered Shareholders within the Company Acceptance Period.

                  (d) If effective acceptance shall not be received pursuant to Sections 6(b) and/or 6(c) above with respect to all of the Subject Stock offered for sale pursuant to the Offer Notice, then the Transferring Shareholder may Transfer all or any portion of the Stock so offered for sale and not so accepted at a cash price not less than the price, and on terms not more favorable to the purchaser thereof than the terms, stated in the Offer Notice at any time within 90 days after the expiration of the Shareholder Acceptance Period (the "Sale Period"). In the event that all of the Stock is not sold by the Transferring Shareholder during the Sale Period, the right of the Transferring Shareholder to Transfer such Stock shall expire and the obligations of this Section 6 shall be reinstated.

                  (e) All Transfers of Subject Stock to the Company and/or the Offered Shareholders pursuant to this Section 6 shall be made free and clear of all liens and shall be consummated contemporaneously at the offices of the Company on the later of (i) a mutually satisfactory business day within 20 days after the expiration of the later of the Company Acceptance Period or the Shareholder Acceptance Period, as applicable, and (ii) the fifth business day following the expiration or termination of all waiting periods under the HSR Act applicable to such Transfers, or at such other time and/or place as the parties may agree. The delivery of certificates or other instruments evidencing such Subject Stock duly endorsed for Transfer shall be made on such date against payment of the purchase price for such Subject Stock.

                  (f) The requirements of this Section 6 shall not apply to (i) any Transfer of Stock by a Shareholder to an Affiliate of such Shareholder, (ii) any Transfer of Stock pursuant to Sections 5 or 8 of this Agreement or (iii) any Transfer of Stock pursuant to a Public Sale.

                  Section 7.   Tag-Along Rights.

                  (a) No Shareholder shall Transfer any Stock owned by such Shareholder without complying with the terms and conditions set forth in this
Section 7 (after having complied with the provisions of Section 6).

                  (b) Any Shareholder desiring to Transfer any shares of Stock (the "Tag-Along Initiator") shall, after expiration of all required notice periods under Section 6, give not less than 20 days prior written notice of such intended Transfer to the holders of Preferred Stock (each, a "Tag-Along Offeree") and to the Company. Such notice (the "Tag-Along Notice") shall set forth the terms and conditions of such proposed Transfer, including the name of the proposed Transferee, the number of shares proposed to be Transferred by the Tag-Along Initiator (the "Tag-Along Shares"), the purchase price per share proposed to be paid therefor and the payment terms and type of Transfer to be effectuated. Within 10 days after delivery of the Tag-Along Notice, each Tag-Along Offeree shall, by written notice to the Tag-Along Initiator and the Company, have the opportunity and right to sell to the Transferee in such proposed Transfer (upon the same terms and conditions as the Tag-Along Initiator) up to that number of shares of such Stock owned by such Tag-Along Offeree as shall equal the product of (x) a fraction, the numerator of which is the number of shares of Stock owned by such Tag-Along Offeree as of the date of the Tag-Along Notice and the denominator of which is the aggregate number of shares of Stock owned as of the date of the Tag-Along Notice by all Tag-Along Offerees and the Tag-Along Initiator multiplied by (y) the number of Tag-Along Shares. No Person may Transfer shares in any transaction that is subject to this
Section 7(b) unless the Transferee agrees to be bound by and complies with the terms of this Agreement.

                  (c) At the closing of any proposed Transfer in respect of which a Tag-Along Notice has been delivered, the Tag-Along Initiator together with the Tag-Along Offeree electing to sell shares, shall deliver, free and clear of all liens, to the proposed Transferee certificates evidencing the shares to be sold thereto duly endorsed with Transfer powers and shall receive in exchange therefore the consideration to be paid or delivered by the proposed Transferee in respect of such shares as described in the Tag-Along Notice.

                  (d) The provisions of this Section 7 shall not apply to (i) any Public Sale, (ii) any Transfer by a Shareholder to Affiliates of such Shareholder or (iii) any Transfers pursuant to Sections 5, 6 or 8.

                  Section 8.   Drag-Along Rights.

                  (a) If Beacon, as long as it holds at least the Pre-IPO Threshold (the "Drag-Along Initiator"), determines to Transfer or exchange (in a business combination or otherwise) in one or a series of bona fide arms-length transactions (collectively, the "Drag-Along Transaction") to an unrelated and unaffiliated third party all of the shares of Stock held by the Drag-Along Initiator, then, upon 30 days written notice from the Drag-Along Initiator to the other Shareholders that shall include reasonable details of the proposed transaction, including the proposed time and place of closing and the consideration to be received by the Shareholders, each other Shareholder shall be obligated to, and shall, sell, Transfer and deliver, or cause to be sold, Transferred and delivered, to such third party, all of his shares of Stock in the same transaction at the closing thereof (and will deliver certificates for all of his shares of Stock at the closing, free and clear of all liens, claims, or encumbrances) and the consideration paid in such transaction shall first be applied to pay the liquidation value of all outstanding Preferred Stock in accordance with the terms thereof and then pro rata among all holders of Stock on an as converted basis; provided, however, that if within 30 days of receipt of a notice from the Drag-Along Initiator as provided in this Section 8, the Company irrevocably commits, in writing, either (i) to use its best efforts to complete a Qualified IPO or (ii) to purchase all of the shares of Stock of the Drag-Along Initiator for a cash amount equal to the Drag-Along Value (as defined below) and the Company demonstrates to the satisfaction of the Drag-Along Initiator that the Company will be able to complete such purchase, then the closing of the Drag-Along Transaction shall be suspended until the earlier of
(x) 120 days after the Company so commits or (y) the date the Company determines that it will be unable to complete the Qualified IPO within such 120-day period. If the Company fails to either (A) complete the Qualified IPO within 120 days or
(B) purchase the Drag-Along Initiator's shares at the Drag-Along Value, the Drag-Along Initiator shall have the right to compel the Shareholders to satisfy the general provisions of this Section 8 in order to consummate the Drag-Along Transaction without further delay. As used in this Section 8, "Drag-Along Value" means, with respect to the consideration the Drag-Along Initiator would receive in connection with the Drag-Along Transaction, the value of such consideration, which, to the extent other than cash, shall take into account, in addition to the cash value thereof, the assumptions and reasonable expectations underlying the Drag-Along Transaction, including, without limitation, any anticipated tax benefit, synergies or other projected economic benefits, as confirmed by an independent investment bank reasonably satisfactory to the Drag-Along Initiator and the Company.

                  (b) The provisions of this Section 8 shall not apply to (i) any Transfer prior to the date two years after the date hereof, (ii) any Public Sale or (iii) any Transfer by the Drag-Along Initiator to an Affiliate of the Drag-Along Initiator.

                  Section 9. Issuance Rights. The Company shall not issue, sell or exchange, or agree to issue, sell or exchange (collectively, "Issue," and any issuance, sale or exchange resulting therefrom, an "Issuance") any shares of Stock (other than Excluded Securities), except as authorized by the Board and in accordance with the following procedures:

                  (a) The Company shall deliver to Beacon a written notice (an "Issuance Notice") that shall (i) state the Company's intention to Issue Stock to one or more Persons, the amount and type of Stock to be Issued (the "Issuance Stock"), the purchase price therefor and a summary of the other material terms of the proposed Issuance and (ii) offer Beacon the option to acquire all or any part of the Issuance Stock (the "Issuance Offer"). The Issuance Offer shall remain open and irrevocable for the periods set forth below (and, to the extent the Issuance Offer is accepted during such periods, until the consummation of the Issuance contemplated by the Issuance Offer). Beacon shall have the right and option, for a period of 30 days after delivery of the Issuance Notice (the "Issuance Acceptance Period"), to accept all or any part of the Issuance Stock at the purchase price and on the terms stated in the Issuance Notice. Such acceptance shall be made by delivering a written notice to the Company by Beacon within the Issuance Acceptance Period specifying the maximum number of shares of the Issuance Stock that Beacon will purchase.

                  (b) If effective acceptance shall not be received pursuant to
Section 9(a) above with respect to all of the Issuance Stock offered for sale pursuant to the Issuance Notice, then the Company may Issue all or any portion of such Stock so offered for sale and not so accepted, at a price not less than the price, and on terms not more favorable to the purchaser thereof than the terms, stated in the Issuance Notice at any time within 90 days after the expiration of the Issuance Acceptance Period (the "Issuance Period"). In the event that all of the Issuance Stock is not Issued by the Company during the Issuance Period, the right of the Company to Issue such unsold Issuance Stock shall expire and the obligations of this Section 9 shall be reinstated.

                  (c) All sales of Issuance Stock to Beacon subject to any Issuance Notice shall be consummated contemporaneously at the offices of the Company on the later of (i) a mutually satisfactory business day within 20 days after the expiration of the Issuance Acceptance Period or (ii) the fifth business day following the expiration or termination of all waiting periods under the HSR Act, applicable to such Issuance, or at such other time and/or place as the Company and Beacon may agree. The delivery of certificates or other instruments evidencing such Issuance Stock shall be made by the Company on such date against payment of the purchase price for such Issuance Stock.

                  (d) The provisions of this Section 9 shall not apply to (i) any Excluded Securities, (ii) any Issuance by the Company in connection with an IPO or any subsequent registered public offering of Stock, (iii) any conversion of Preferred Stock to Common Stock pursuant to the terms of the Restated Articles or (iv) issuance by the Company to physicians in connection with an acquisition approved by the Board or Executive Committee.

                  Section 10. Holdback Agreement; Adjustments.

                  (a) Each Shareholder agrees that, to the extent requested in writing by a managing underwriter of an IPO or any underwritten public offering effected by the Company within three years after an IPO, it will not Transfer any Stock or any other equity security of the Company or any security convertible into or exchangeable or exercisable for any equity security of the Company (other than as part of such underwritten public offering) during the time period reasonably requested by the managing underwriter.

                   (b) The Company shall take all reasonable steps necessary to effect a subdivision of shares if, with respect to any demand registration request under the Beacon Registration Agreement or the GHV Registration Agreement, in the reasonable judgment of the managing underwriter for the offering in respect of such demand registration, such subdivision would enhance the marketability of the securities proposed to be registered thereunder. Each Shareholder agrees to vote all of its shares of Stock in a manner, and to take all other actions necessary, to permit the Company, to carry out the intent of the preceding sentence including, without limitation, voting in favor of an amendment to the Restated Articles in order to increase the number of authorized shares of capital stock of the Company.

                  Section 11.  Certain Covenants.

                  11.1. Financial Statements and Other Information. (a) Prior to an IPO, the Company shall deliver to each holder of at least 10% of the outstanding Common Stock at the time of such delivery:

                           (i) within 20 days after the end of each of month, unaudited consolidating and consolidated statements of income and cash flows of the Company for such month, and unaudited consolidating and consolidated balance sheets of the Company as of the end of such month, setting forth in each case comparisons to the same month of the preceding fiscal year, all prepared in accordance with GAAP, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments;

                           (ii) within 45 days after the end of each of the first three quarterly accounting periods in each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of the Company for such fiscal quarter, and unaudited consolidating and consolidated balance sheets of the Company as of the end of such fiscal quarter, setting forth in each case comparisons to the same quarter of the preceding fiscal year, all prepared in accordance with GAAP, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments;

                           (iii) within 105 days after the end of each fiscal year, audited consolidating and consolidated statements of income and cash flows of the Company for such fiscal year, and consolidating and consolidated balance sheets of the Company as of the end of such fiscal year, setting forth in each case comparisons to the preceding fiscal year, all prepared in accordance with GAAP, consistently applied, and accompanied by, with respect to the consolidated portions of such statements, an opinion of a "Big Six" independent accounting firm that is unqualified with respect to the scope of such firm's examination and the Company's status as a going concern;

                           (iv) promptly (but in any event within five business days) after the end of each month, copies of all reports, financial statements, or other information provided to the members of the Board and/or senior management of the Company during such month;

                           (v) promptly (but in any event within five business days) after the discovery or receipt of notice of any default under any material agreement to which the Company and/or any of its Subsidiaries is a party that could have a material adverse effect on the Company or any Subsidiary, an Officer's Certificate specifying the nature and period of existence thereof and what actions the Company has taken and proposes to take with respect thereto;

                           (vi) promptly (but in any event within three business days) after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications that the Company sends to its shareholders and copies of all registration statements and all regular, special or periodic reports that it files, or any of its officers or directors file with respect to the Company, with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed; and

                           (vii) with reasonable promptness, such other information and financial data concerning the Company as any Person entitled to receive information under this Section 11.1 may reasonably request.

                  (b) Each of the financial statements referred to in this
Section 11.1 shall be true and correct in all material respects, and shall fairly and accurately reflect the financial condition and operating results of the Company as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments.

                  11.2. Restrictions. Prior to the consummation of a Qualified IPO, the Company shall not, directly or indirectly, and shall not permit any of its Subsidiaries to, take any of the following actions without the prior written consent of Beacon, as long as Beacon meets or exceeds the Pre-IPO Threshold:

                  (a) consolidate or merge with or into any Person or any similar business combination transaction (including a sale of all or substantially all of its assets) or effect any transaction or series of transactions in which more than 33-1/3% of the Company's voting securities are transferred to another Person, except any such transaction or series of transactions, as the case may be, involving only wholly-owned Subsidiaries of the Company;

                  (b) amend or repeal any provision of, or add any provision to, the Restated Articles or By-laws or otherwise alter or change the preferences, rights, privileges or powers of the Series D Preferred;

                  (c) create or designate, authorize the issuance of, or issue or sell any new series or class of securities or increase the authorized number of, authorize the issuance of, or issue (other than in connection with the exercise of any options or warrants outstanding as of the date hereof to purchase shares of Common Stock or Preferred Stock, or the conversion of any Common Stock Equivalents outstanding as of the date hereof and other than as required by the terms of any of the Preferred Stock and conversion of principal and accrued interest on the Convertible Subordinated Note issued by the Company to Genesis Holdings, Inc. and dated January 31, 1997), any additional shares of Common Stock or Preferred Stock;

                  (d) increase the number of authorized directors comprising the Board above twenty;

                  (e) voluntarily liquidate, dissolve or wind up the Company or take any action that would result in the liquidation, dissolution or winding up of the Company;

                  (f) pay, declare or set aside any sums for the payment of, any dividends, or make any distributions on, any shares of its capital stock or other equity securities except as required by the terms of the Preferred Stock and the Convertible Subordinated Note dated January 31, 1997;

                  (g) except for (i) redemptions of shares of Common Stock and Preferred Stock required by the Restated Articles or (ii) redemptions of shares of Common Stock which the Company is obligated to effect in connection with the exercise by a physician of resale rights under agreements pursuant to which the physician's practice was acquired by the Company, redeem, purchase or otherwise acquire, any of its capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire any of its capital stock or other equity securities directly or indirectly) or redeem, purchase or make any payments with respect to any stock appreciation rights or phantom stock plans;

                  (h) purchase, acquire or obtain any capital stock or other proprietary interest, directly or indirectly, in any other entity or all or substantially all of the business or assets of another Person for consideration (including assumed liabilities) in excess of $750,000;

                  (i) enter into or commit to enter any joint ventures or any partnerships or establish any non wholly-owned subsidiaries, in each case, where the contributions or proposed investments by the Company is in excess of $750,000 in cash or assets;

                  (j) sell, lease, transfer or otherwise dispose of any asset or group of assets, in one or more transactions, in an aggregate amount (as to the Company and all of its Subsidiaries), for consideration in excess of $750,000;

                  (k) create, incur, assume or suffer to exist any indebtedness of the Company or any of its subsidiaries (which shall include for purposes hereof capitalized lease obligations and guarantees or other contingent obligations for indebtedness for borrowed money) in an aggregate amount (as to the Company and all of its Subsidiaries) in excess of $750,000, excluding indebtedness that is outstanding as of the date hereof and replacement indebtedness thereof on terms and conditions approved by Beacon;

                  (l) mortgage, encumber, create, incur or suffer to exist, liens on its assets, in an aggregate amount (as to the Company and all of its Subsidiaries) in excess of $750,000 excluding liens on assets that exist as of the date hereof;

                  (m) amend, modify or grant any waiver under any material provisions of any employment or non-competition agreement to which the Company, any of its affiliates, or any professional corporations or professional associations with which the Company has a contractual relationship, is a party or is bound;

                  (n) adopt or approve the annual budget or business plan of the Company; or

                  (o) agree or otherwise commit to take any actions set forth in the foregoing paragraphs (a) through (n).

                  11.3. Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class C Common Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Class C Common Stock issuable upon the conversion of all outstanding shares of Preferred Stock. All shares of Common Stock that are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Class C Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class C Common Stock may be listed (except for official notice of issuance that shall be immediately transmitted by the Company upon issuance).

                  11.4. Public Disclosures. The Company shall not disclose, nor shall it permit any of its Subsidiaries to disclose, any Major Shareholder's name or identity as an investor in the Company or any material information related to this Agreement in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of such Major Shareholder, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to such Major Shareholder describing in reasonable detail the proposed content of such disclosure and shall permit such Major Shareholder to review and comment upon the form and substance of such disclosure.

                  11.5. Additional Shareholders. The Company shall not issue any Common Stock Equivalents to any person or entity that is not a party to this Agreement without requiring, as a condition precedent to such issuance, that such person or entity execute a counterpart to this Agreement or the Shareholders Letter (as defined in the Purchase Agreement); provided that non-executive employees of the Company to whom Common Stock Equivalents are issued pursuant to any employment agreement or any employee stock option, stock purchase or similar plan of the Company shall not be required to execute this Agreement or a Shareholders Letter so long as the Company, as a condition of such issuance, retains the right to repurchase such Common Stock Equivalents subject to substantive terms and conditions consistent with those granted to the Company herein with respect to the repurchase of Stock by the Company from Management Shareholders.

                  Section 12. Conflicting Agreements. Each Shareholder represents and warrants that such Shareholder has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement, and no holder of Stock shall grant any proxy or become party to any voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

                  Section 13. Legend. (a) Each Shareholder and the Company shall take all such action necessary (including exchanging with the Company certificates representing shares of Stock issued prior to the date hereof) to cause each certificate representing outstanding shares of Stock to bear a legend containing the following words:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF (i) UNLESS (A) REGISTERED UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES AND "BLUE SKY" LAWS OR (B) AN OPINION OF COUNSEL SATISFACTORY TO DOCTORS HEALTH, INC. (THE "COMPANY") THAT SUCH REGISTRATION IS NOT NECESSARY HAS BEEN DELIVERED TO THE COMPANY OR (ii) UNLESS SOLD PURSUANT TO AND IN COMPLIANCE WITH RULE 144 OF SUCH ACT AND APPLICABLE SECURITIES OR "BLUE SKY" LAWS."

                  "IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON

                  TRANSFER AND TO THE VOTING AGREEMENTS SET FORTH IN THE SHAREHOLDERS' AND VOTING AGREEMENT DATED AS OF JULY 15, 1997 BY THE COMPANY AND THE PARTIES THERETO, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE COMPANY."

                  (b) The requirement that the above securities legend be placed upon certificates evidencing shares of Stock shall cease and terminate upon the earliest of the following events: (i) when such shares are Transferred in an IPO or (ii) when such shares are Transferred pursuant to Rule 144 under the Securities Act. Upon the consummation of any event requiring the removal of a legend hereunder, the Company, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such shares as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such shares not bearing such legend.

                  Section 14. Representations and Warranties.

                  (a) Each party hereto represents and warrants to the other parties hereto as follows:

                          (i) It has full power and authority to execute, deliver and perform its obligations under this Agreement.

                         (ii) This Agreement has been duly and validly authorized, executed and delivered by it, and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

                        (iii) The execution, delivery and performance of this Agreement by it does not (x) violate, conflict with, or constitute a breach of or default under its organizational documents, if any, or any material agreement to which it is a party or by which it is bound or
         (y) violate any law, regulation, order, writ, judgment, injunction or decree applicable to it.

                         (iv) No consent or approval of, or filing with, any governmental or regulatory body is required to be obtained or made by it in connection with the transactions contemplated hereby.

                          (v) It is not a party to any agreement that is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

                  (b) Each Shareholder represents and warrants to, and covenants with, Beacon as follows:

                          (i) Schedule 14(b) hereto sets forth a list of all securities of the Company (including, without limitation, shares of capital stock, convertible securities, debentures, etc.) held of record or beneficially owned by each such Shareholder immediately after the date hereof. All such securities are free and clear of any liens, encumbrances, rights of first refusal or other rights of third parties of any nature with respect thereto.

                         (ii) Except as set forth on Schedule 14(b) hereto and other than this Agreement, it is not a party to any contract or agreement, written or oral, (x) with respect to the securities of the Company (including, without limitation, any voting agreement, voting trust, shareholder's agreement, registration rights agreement, etc.) or
         (y) otherwise with or relating to the Company, except for employment agreements entered into in the ordinary course of business.

                        (iii) In the event a Transaction (as defined in the Restated Articles) is approved by Beacon, the holders of the Preferred Stock agree that they shall, if requested by Beacon, exercise their right to convert all of their shares of Preferred Stock to Common Stock in connection with such Transaction.

                  Duration of Agreement. The rights and obligations of a Shareholder under this Agreement shall terminate at such time as such Shareholder no longer is the beneficial owner of any shares of Stock. This Agreement shall terminate upon the consummation of a Qualified IPO, except that the provisions of Sections 3.1(b) through 3.11, 10, 11.3 and 16 through 27 shall survive until, by their respective terms, they are no longer operative.

                  Section 16. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder. Each Shareholder who is a natural Person hereby agrees that he and/or his personal representative, and each trustee of any permitted trust hereunder, shall be bound to take any and all actions consistent with the intent and purposes of this Agreement.

                  Section 17. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Shareholder unless such modification, amendment or waiver is approved in writing by the Company, Shareholders holding at least a majority of the Shares of Common Stock, and by Beacon so long as Beacon and its Affiliates, collectively, hold, directly and indirectly, at least the Pre-IPO Threshold. Notwithstanding the foregoing, any amendment to Sections 4 or 6 hereof shall require approval in writing by the Company, Shareholders holding at least 66-2/3% of the outstanding Common Stock, and Beacon. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                  Section 18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  Section 19. Entire Agreement. Except as otherwise expressly set forth herein, this document and the other documents dated the date hereof embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of any Shareholder under any other agreement with the Company, the terms of this Agreement shall govern.

                  Section 20. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and each Shareholder and their respective successors, assigns, heirs and personal representatives, so long as they hold Stock. The personal representative of a deceased Shareholder shall automatically be subject to the terms and conditions of this Agreement. Each Management Shareholder shall promptly execute a will or codicil to his will authorizing and directing his personal representatives to perform all of his obligations under this Agreement, but the failure to execute such a will shall not affect the rights of the remaining Shareholders or the obligations of their personal representatives, heirs, descendants, or estates, as provided in this Agreement.

                  Section 21. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                  Section 22. Remedies. Each Shareholder shall be entitled to enforce its rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

                  Section 23. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address and/or to the attention of such other person as the recipient party has specified by prior written notice to the Company. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. The Company's address is:

           Doctors Health, Inc.
           10451 Mill Run Circle
           Owings Mills, Maryland 21117
           Telephone:    (410) 654-5800
           Facsimile:    (410) 654-5806
           Attention:  Executive Vice President and Director of Legal Services

                  Section 24. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to the principles of conflicts of law.

                  Section 25. Miscellaneous. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                  Section 26. Old Shareholders Agreement. This Agreement supersedes and replaces the Old Shareholders Agreement in its entirety, and the Old Shareholders Agreement is hereby terminated, canceled, rescinded and abrogated.

                  Section 27. Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

                           [SIGNATURES ON NEXT PAGE]

                  IN WITNESS WHEREOF, the parties hereto have executed this Shareholders' and Voting Agreement as of the date first written above.


                              DOCTORS HEALTH, INC.


                              By: __________________________________________
                                  Stewart B. Gold, President



                              THE BEACON GROUP III - FOCUS VALUE FUND, L.P.

                              By:   Focus Value Investors, L.L.C.
                              Its:  General Partner
                                    By: Focus Value GP, Inc.
                                    Its: Managing Member


                                         By: _______________________________
                                         Name:
                                         Title:

                              MEDICAL HOLDINGS LIMITED PARTNERSHIP
                              (for itself and on behalf of the holders of 393,000 shares of Class B Common Stock)

                              By: BMGGP, INC., Its General Partner


                              By: __________________________________________
                                  Scott Rifkin, President


                                  __________________________________________
                                  Stewart B. Gold



                                  __________________________________________
                                  Alan Kimmel, M.D.



                                  __________________________________________
                                  Scott Rifkin, M.D.

                              NOAH INVESTMENT, LLC


                              By: __________________________________________
                                  Alan Rifkin, Designated Member
                                  by: Scott Rifkin, attorney-in-fact for Alan
                                      Rifkin


                              ST. JOSEPH MEDICAL CENTER, INC.


                              By: __________________________________________
                                  John Prout, President

                              GENESIS HEALTH VENTURES, INC.


                              By: __________________________________________


                              UNIVERSITY CARE, LLC


                              By: __________________________________________
                                  Robert Barish, M.D.
                                  Chief Executive Officer

                               Schedule 14(b) PM


1. The following is a list of all securities of the Company held of record or beneficially owned by each Shareholder as of the date hereof.

The Beacon Group III-Focus                (i)  2,000,000 shares of Series D
      Value Fund, L.P.                    Preferred Stock
                                          (ii)  1,000,000 shares of Series D
                                          Preferred Stock upon consummation of a
                                          second closing on or before June 30,
                                          1998.

Medical Holdings Limited Partnership      2,200,000 shares of Class B Common
                                          Stock

Stewart B. Gold                           (i)  600,000 shares of Class A Common
                                          Stock
                                          (ii) Options to purchase 400,000
                                          shares of Class A Common Stock

Scott Rifkin                              (i)  100,000 shares of Class A Common
                                          Stock
                                          (ii)  Option to purchase 100,000
                                          shares of Class A Common Stock @
                                          $25.00 aggregate
                                          (iii).  Option to purchase 30,000
                                          shares of Class A Common @ $15 per
                                          share
                                          (iv)  Options to purchase 70,000
                                          shares of Class A Common @ $10, $20
                                          and $30 per share
                                          (v)  Beneficially owns 33,000 shares
                                          of Class B Common Stock through
                                          Medical Holdings Limited Partnership

Alan Kimmel                               (i)  100,000 shares of Class A Common
                                          Stock
                                          (ii)  Options to purchase 30,000
                                          shares of Class A Common Stock @
                                          $15.00 per share
                                          (iii)  Options to purchase 120,000
                                          shares of Class A Common Stock @ $10,
                                          $20 and $25 per share
                                          (iv)  Beneficially owns 33,000 shares
                                          of Class B Common Stock through
                                          Medical Holdings Limited Partnership

NOAH INVESTMENT, LLC                      10,000 Shares of Class A Common Stock

ST. JOSEPH MEDICAL CENTER, INC.           1,000,000 shares of Series A Preferred
                                          Stock (subject to subscription
                                          receivable)

GENESIS HEALTH VENTURES, INC.             (i) 571,428 shares of Series C
                                          Preferred Stock
                                          (ii) Option to purchase 250,000 shares
                                          of Series C Preferred stock @ $20 per
                                          share
                                          (iii) Warrant to purchase 250,000
                                          shares of Class A Common Stock @ $10
                                          per share

GENESIS HOLDINGS, INC.                    Convertible Subordinated Note,
                                          convertible into 357,143 shares of
                                          Series C Preferred stock and interest
                                          payable in shares of Series C
                                          Preferred Stock

UNIVERSITYCARE, LLC                       438,068 shares of Series B Preferred
                                          stock

2. Section 14.(b)(i). Dr. Scott Rifkin has granted to two employees in his medical practice (Dr. John Eder and Dr. John Gitter) options to purchase 3,000 shares each of his shares of Class A Common Stock.

3. Section 14(b)(ii). Certain holders of Class B Common Stock have granted to Medical Holdings Limited Partnership an irrevocable 10 year proxy to vote the 393,000 shares of Class B Common Stock held by them in the aggregate.

                                       2